Exhibit (a)(1)(D)

WILLIAMS-SONOMA, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

AND STOCK-SETTLED STOCK APPRECIATION RIGHTS FOR RESTRICTED STOCK UNITS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options and Stock-Settled Stock Appreciation Rights for Restricted Stock Units (referred to as the “Offer to Exchange”); (2) the Message from Howard Lester, dated March 16, 2009; (3) this Election Form; (4) the Withdrawal Form; and (5) the Guide to the Equity Award Exchange Program. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible associates who hold eligible awards the opportunity to exchange these awards for restricted stock units as set forth in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., Pacific Time, on April 10, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the offer documents, the number of restricted stock units you receive will be based on the exercise price of your exchanged awards as described in Section 2 of the Offer to Exchange. If you participate in this offer, you may exchange outstanding options and/or stock-settled stock appreciation rights granted to you by Williams-Sonoma on or before August 9, 2007, with an exercise price greater than $27.72 per share. Each restricted stock unit will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Vesting on any date is subject to your continued employment with Williams-Sonoma through each relevant vesting date, except as described in the Offer to Exchange. You will lose your rights to all exchanged awards that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking one of the boxes below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange some or all of your eligible awards, you must sign, date and deliver the completed and attached election form via facsimile or e-mail (via PDF or similar imaged document file) by 9:00 p.m., Pacific Time, on April 10, 2009, unless extended, to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Alternatively, you may complete and submit your election via the offer website at https://wsiequityawardexchange.com by 9:00 p.m., Pacific Time, on April 10, 2009, unless extended.

Only responses that are complete, signed and actually received by Williams-Sonoma through the methods described above by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Please check the appropriate box:

☐    Yes, I wish to participate in the offer as to ALL of my eligible awards.

All of my eligible awards will be cancelled irrevocably on the cancellation date, currently expected to be April 10, 2009.

OR

☐     Yes, I wish to participate in the offer as to my eligible awards listed below (please list):

Award Type	Award Grant Number	Grant Date
(option or stock-settled stock appreciation right)

My eligible awards that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be April 10, 2009.

I understand that this election form will replace any election form I previously submitted.

Associate Signature

Associate Name (Please print)

Date and Time	E-mail Address

RETURN TO WILLIAMS-SONOMA NO LATER THAN 9:00 P.M., PACIFIC TIME, ON APRIL 10, 2009.

WILLIAMS-SONOMA, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

AND STOCK-SETTLED STOCK APPRECIATION RIGHTS FOR RESTRICTED STOCK UNITS

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of the Election.

A properly completed election must be received either (i) via the offer website or (ii) by facsimile or e-mail (via PDF or similar imaged document file), on or before 9:00 p.m., Pacific Time, on April 10, 2009 (referred to as the expiration date).

Electing Through the Offer Website:

1. To access the offer website, go to https://wsiequityawardexchange.com and log in to the website. When you log in for the first time, you will need to follow the instructions to register for the website.

2. After following the instructions on the offer website User Agreement, you may access different documents that provide further details about the offer. In addition, you may click on the “Start Here” button on the home page to access the exchange simulator which will enable you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible awards or restricted stock units.

3. To make your election, click on the “Go to Make My Election” button and select the eligible awards that you would like to exchange by clicking on the boxes next to such eligible awards.

4. Authorize your election by entering your username and the randomly-generated, personalized authorization code to digitally “sign off” on your choices.

5. Click on the “Submit My Election” button to finalize your elections.

6. Click on the “Generate a Confirmation Statement” button on the following confirmation screen to print out a record of your election.

Electing via Facsimile or E-mail:

If you choose not to utilize the offer website acceptance process, you may submit your election by sending your acceptance by facsimile or e-mail by using the fax number or e-mail address as provided below. You do not need to submit an election by facsimile or e-mail if you accept the offer via the offer website. To send your election by facsimile or e-mail, you must do the following on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be April 10, 2009:

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form via facsimile or e-mail (via PDF or similar imaged document file) to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Williams-Sonoma by the deadline will be accepted.

If your election or withdrawal is received by Williams-Sonoma via facsimile or e-mail, Williams-Sonoma intends to confirm the receipt of your election and/or any withdrawal by e-mail, or, if you do not have a corporate e-mail address, to send you a confirmation via U.S. mail, within five U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Confirmation statements for submissions through the offer website may be obtained by clicking on the “Generate a Confirmation Statement” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Our receipt of your election is not by itself an acceptance of your eligible awards for exchange. For purposes of the offer, we will be deemed to have accepted options and stock-settled stock appreciation rights for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the award holders generally of our acceptance for exchange of such awards, which notice may be made by press release, e-mail or other method of communication.

Williams-Sonoma will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail confirmation of receipt of this election form if you submit your election via facsimile or e-mail, or provide a confirmation statement on the offer website if you submit your election via the offer website, by completing and submitting this election, you waive any right to receive any notice of the receipt of the tender of your awards, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your election and does not mean that your awards have been cancelled. Your awards that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer (but following the expiration of the offer), which cancellation is scheduled to be April 10, 2009.

2.	Withdrawal and Additional Tenders.

Tenders of options and stock-settled stock appreciation rights made through the offer may be withdrawn at any time before 9:00 p.m., Pacific Time, on April 10, 2009. If Williams-Sonoma extends the offer beyond that time, you may withdraw your tendered awards at any time until the extended expiration of the offer. In addition, although Williams-Sonoma currently intends to accept your validly tendered awards promptly after the expiration of the offer, if we have not accepted your awards by 9:00 p.m., Pacific Time, on May 8, 2009, you may withdraw your tendered awards at any time thereafter.

To withdraw some or all of your tendered awards you must deliver a properly completed withdrawal via the offer website, facsimile or e-mail (via PDF or similar imaged document file) while you still have the right to withdraw the tendered awards to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Offer Website: https://wsiequityawardexchange.com

You may not rescind any withdrawal and any eligible awards withdrawn will not be deemed properly tendered for purposes of the offer, unless you properly re-elect to exchange those awards before the expiration date.

To re-elect to exchange some or all of your withdrawn awards or to elect to exchange additional eligible awards, you must submit a new election via the offer website, facsimile or e-mail (via PDF or similar imaged document file) to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Offer Website: https://wsiequityawardexchange.com

Your new election must be submitted before the expiration date in accordance with the procedures described in these instructions. Because any prior election will be disregarded, your new election must indicate all eligible awards you wish to exchange, not just those you wish to add. Your new election must include the required information regarding all of the awards you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted election and/or withdrawal we receive prior to the expiration date.

3.	Tenders.

If you intend to tender awards through the offer, you must tender all of your shares subject to each eligible award, except as noted herein.

You may pick and choose which of your eligible awards you wish to exchange. If you have exercised a portion of an eligible award, your election will apply to the portion that remains outstanding and unexercised. However, if an eligible award is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the portion beneficially owned by the eligible associate may be tendered in the offer; such portion must be tendered for all remaining outstanding shares.

4.	Signatures on this Election.

If the election is being submitted via facsimile or e-mail, it must be signed by the holder of the awards and the signature must correspond with the name as written on the face of the award agreement or agreements to which the awards are subject without alteration, enlargement or any change whatsoever. If this election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Williams-Sonoma of the authority of that person to act in that capacity must be submitted with this election.

Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.

Elections submitted via the offer website:

Entering your username and authorization code and submitting the election via the offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

5.	Other Information on this Election.

If you are submitting the election via facsimile or e-mail, in addition to signing the election form, you must print your name and indicate the date and time at which you signed. You also must include a current e-mail address.

6.	Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to Williams-Sonoma at:

Williams-Sonoma, Inc.

Attention: Compensation Department

3250 Van Ness Ave.

San Francisco, CA 94109

Phone: (415) 616-7778

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Copies will be furnished promptly at Williams-Sonoma’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any awards. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any awards elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered awards that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular awards or for any particular award holder, provided that if we grant any such waiver, it will be granted with respect to all award holders and tendered awards. No tender of awards will be deemed to have been properly made until all defects or irregularities have been cured by the tendering award holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election must be received before 9:00 p.m., Pacific Time, on April 10, 2009, via the offer website, facsimile or e-mail (via PDF or similar imaged document file) by:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Offer Website: https://wsiequityawardexchange.com

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the message from Howard Lester, dated March 16, 2009, before deciding to participate in the offer.

9.	Important Tax Information.

Please refer to Section 14 of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your personal tax advisors before deciding whether or not to participate in this offer.